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EXHIBIT 99.4


MARCH 30, 2005

R WIRELESS INC. ANNOUNCES SUBSIDIARY'S AGREEMENT TO MERGE

R Wireless, Inc. (Pink Sheets: RWLS) is pleased to announce that its subsidiary, Homes by Owners, Inc., has agreed to merge with Freedom Homes, Inc. The Agreement dated March 25, 2005 is between Freedom Homes; Homes by Owners; Jim Evans, who owns all the outstanding stock of Freedom Homes; R Wireless, Inc., which owns 95% of the outstanding stock of Homes By Owners, and Robert S. Wilson, who owns 5% of the outstanding stock of Homes By Owners. All parties to the Agreement have agreed to merge Freedom Homes into Homes By Owners in a statutory merger under Georgia law, which will qualify as a tax-free reorganization for Federal and Georgia tax purposes. The resulting corporation will be named Freedom Homes, Inc.

Upon the Merger, Mr. Evans will receive 4,100,000 shares (63.08%) of the resulting corporation, R Wireless will receive 2,100,000 shares (32.31%) and Mr. Wilson will receive 300,000 shares (4.61%). Mr. Wilson will become Chairman of the resulting corporation and Mr. Evans will become President and Chief Executive Officer.

All parties to the agreement will use their best efforts to cause at least 50% (and possibly all) of the 2,100,000 shares of the resulting corporation owned by R Wireless, Inc. to be spun off to its shareholders. To effect the spin off, R Wireless will need to comply with the requirements of Georgia corporate law and applicable Federal and State securities laws, compliance with which cannot be assured. Holders of currently outstanding shares of R Wireless will have the benefit of the spin off, if it is effected. R Wireless may take steps to limit the availability of the spin off to the holders of shares issued hereafter.

This announcement contains forward-looking statements that involve risks, uncertainties and assumptions, which could cause actual results to differ materially from management's expectations. Factors that could cause differences include, but are not limited to raising capital, future acquisitions by the Company and general market conditions.


CONTACT:
For: R Wireless, Inc.                                For: Freedom Homes, Inc.
Mark Neuhaus                                              Jim Evans
Tel: (212) 534-2202                                  Tel: (706) 739-0200